Exhibit 99.1

TPG RE Finance Trust, Inc. Announces Results for the Quarter Ended September 30, 2017

New York, NY, November 6, 2017 /BusinessWire/ -- TPG RE Finance Trust, Inc. (NYSE:TRTX) (“TRTX” or the “Company”) announced operating results for the quarter ended September 30, 2017.

THIRD QUARTER 2017 HIGHLIGHTS

--	Generated GAAP net income and Core Earnings of $20.8 million, or $0.35 per diluted common share, based on a weighted average share count of 58.7 million common shares

--	Closed $775.2 million of new loan commitments during the third quarter, lifting year-to-date closings to $1.5 billion, with an average loan size of $110.7 million

--

Closed a $250.0 million senior secured credit facility and upsized two existing secured revolving repurchase facilities, increasing total financing commitments to $3.3 billion at quarter end, with available financing capacity of $1.5 billion primarily for loan investments

--	Declared cash dividends of $20.1 million, or $0.33 per common share, representing a 6.7% annualized dividend yield based on the quarter-end closing share price

--	Constructed a $3.4 billion high quality loan portfolio, comprised primarily of floating rate, first mortgage loans with a weighted average LTV of 59.2%

SUBSEQUENT EVENTS

--	Originated three first mortgage loans, representing loans closed and in the process of closing, totaling $294 million, lifting our year-to-date originations to $1.7 billion of total loan commitments

Greta Guggenheim, Chief Executive Officer of TPG RE Finance Trust, stated: “We are proud to have completed our initial public offering and generated a Company record volume of originations in the same quarter. Notably, we originated $775 million of senior mortgage loans with a weighted average credit spread of 421 basis points. Moving forward, we will build on this momentum and benefit from our new permanent capital base, expanded funding sources, our status as a non-bank lender, the current favorable macroeconomic environment, and importantly, our very experienced team.”

FINANCIAL RESULTS

During the quarter ended September 30, 2017, GAAP net income increased to $20.8 million compared to $17.4 million during the same period in the prior year. The increase was primarily a result of loan portfolio growth, increased LIBOR, and discount accretion related to investment portfolio activity during the quarter ended September 30, 2017. This increase was partially offset by an increase in Management Fees and Incentive Management Fees of $1.3 million.

GAAP net income and Core Earnings, during the quarter ended September 30, 2017, decreased to $20.8 million, or $0.35 per diluted common share, compared to $25.3 million, or $0.52 per diluted common share, during the quarter ended June 30, 2017. This decline is due primarily to $802 million of loan repayments received during the latter half of the second quarter of 2017, including recognition of loan exit fees and minimum multiple payments resulting from those repayments, offset in part by net interest income related to $775.2 million of new loan commitments closed during the third quarter of 2017. In addition, the common shares issued upon completion of our initial public offering contributed to the quarter-over-quarter decline in earnings per share.

INVESTMENT TRANSACTIONS

The following loan and CMBS transactions were executed during the quarter ended September 30, 2017:

•

Originated and closed seven first mortgage loans with a total commitment amount of $775.2 million, an initial funding amount of $637.1 million, and a weighted average loan-to-value ratio of 62.9%. The average loan size closed during the quarter was $110.7 million.

•	Sold a CMBS investment for net proceeds of $43.8 million, recognizing a gain on sale of $0.3 million.

During the quarter ended September 30, 2017, the Company funded $66.8 million in connection with funding obligations under existing loans and received repayments of $67.8 million from loan maturities and partial repayments on loans.

From September 30, 2017 through November 6, 2017, the Company originated three first mortgage loans, representing loans closed and in the process of closing, totaling $294 million, lifting our year-to-date originations to $1.7 billion of total loan commitments.

FINANCING ACTIVITIES AND BORROWING CAPACITY

During the quarter ended September 30, 2017, the Company increased its borrowing capacity by $503.5 million by closing a new senior secured credit facility and amending two of its existing secured revolving repurchase facilities:

1.

On July 21, 2017, the Company amended its existing secured revolving repurchase facility with Morgan Stanley Bank, N.A. to increase the maximum facility amount to $400 million from $250 million. Additionally, the Company has the ability to further upsize the facility to $500 million from $400 million, subject to customary conditions. The facility’s next maturity date is May 2020, and the facility can be extended for additional successive one year periods, subject to approval by the lender. The number of extension options is not limited by the terms of this facility.

2.

On August 18, 2017, and in connection with the repayment of CLO borrowings and the termination of a collateralized loan obligation, the Company closed an amendment to its existing secured revolving repurchase facility with JPMorgan Chase Bank, N.A. to increase the maximum facility amount by $103.5 million, to $417.3 million. The facility has an extended maturity of August 2020.

3.

On September 29, 2017, the Company entered into a senior secured credit facility agreement with Bank of America Merrill Lynch N.A. with an initial facility amount of $250 million which may be increased up to $500 million. The current extended maturity of this facility is September 2022.

As of September 30, 2017, the Company had cash and cash equivalents of $64.8 million, immediately available undrawn capacity of $147.0 million with respect to collateral that has been pledged by the Company and approved by its lenders, $1.4 billion of financing capacity under its current lending arrangements to originate or acquire mortgage loans and CMBS investments, and a weighted average cost of funds of LIBOR plus 2.47%.

INITIAL PUBLIC OFFERING

During the third quarter of 2017, the Company completed its initial public offering of 11.65 million shares of common stock, inclusive of 650,000 shares issued in connection with the partial exercise by the underwriters of their option to purchase additional shares, at a public offering price of $20.00 per share for net proceeds of $212.3 million. The Company used the net proceeds from the offering to originate commercial mortgage loans consistent with its investment strategy.

DIVIDEND

On September 26, 2017, the Company declared a cash dividend of $0.33 per common share, representing a 6.7% annualized dividend yield based on a quarter-end closing share price of $19.77. The cash dividend was paid on October 25, 2017 to holders of record as of October 6, 2017.

LOAN PORTFOLIO

The Company’s $3.4 billion mortgage loan portfolio at September 30, 2017 consisted of high quality, primarily floating rate, first mortgage loans, secured by properties in the United States, with 80.9% of the loans secured by properties located in the top 25 MSAs. The loan portfolio had an aggregate unpaid principal balance of $2.8 billion, $581.6 million of unfunded loan commitments, and a weighted average LTV of 59.2%. The loan portfolio consists of 97.8% first mortgage loans, 99.0% floating rate loans, and loans that are well-diversified by property type, with no property type comprising more than 22.4% of the loan portfolio. The weighted average credit spread for our loan portfolio was LIBOR plus 4.88%. No loan impairments or loan loss reserves were recorded as of September 30, 2017. Since inception, the Company has not experienced a credit loss event.

Conference Call Details

TPG RE Finance Trust, Inc. will host a conference call tomorrow, November 7, 2017, at 8:30 a.m. Eastern Time (ET) to discuss the Company’s third quarter 2017 results. To participate in the conference call, domestic callers should dial 888-317-6016 at least ten minutes prior to the scheduled call time. International callers should dial +1-412-317-6016. The Webcast may also be accessed live by visiting the Company’s investor relations website at www.investors.tpgrefinance.com/.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 12:00 p.m. ET on Tuesday, November 7, 2017 through 11:59 p.m. ET on Tuesday, November 21, 2017. To access the replay, listeners may use 877-344-7529 (domestic) or +1-412-317-0088 (international). The passcode for the replay is 10112141. The recorded replay will be available on the Company’s website for one year after the date of the call.

ABOUT TRTX

TPG RE Finance Trust, Inc. (NYSE:TRTX) (the “Company” or “TRTX”) is a commercial real estate finance company, operating as a real estate investment trust (“REIT”), that focuses primarily on directly originating, acquiring, and managing commercial mortgage loans and other commercial real estate‐related debt instruments for its balance sheet. The Company is externally managed by TPG RE Finance Trust Management, L.P., an affiliate of TPG Global, LLC (“TPG”), a leading global alternative investment firm with over a 20‐year history and approximately $73 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

FORWARD-LOOKING STATEMENTS

The information contained in this earnings release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward‐looking statements are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments, the Company’s ability to originate loans that are in the pipeline and under evaluation by the Company, and financing needs and arrangements. Forward‐looking statements are generally identifiable by use of forward‐looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward‐looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward‐looking information. Statements relating to the Company’s ability to fund loans that are under signed term sheets and in closing and originate loans in the pipeline the Company is evaluating are forward-looking statements, and the Company cannot assure you that TRTX will close loans that are under signed term sheets and in closing or enter into definitive documents or close any of the loans in the pipeline that the Company is evaluating. The ability of TRTX to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward‐looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward‐looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this earnings release. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements appearing in this earnings release. The Company does not undertake any obligation to update any forward-looking statements contained in this earnings release as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT

(212) 405 8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust

Luke Barrett

(415) 743-1550

media@tpg.com

TPG RE Finance Trust, Inc.

CONSOLIDATED BALANCE SHEETS

In thousands, except share and per share data

(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$64,801	$103,126
Restricted Cash	499	849
Accounts Receivable	141	644
Accounts Receivable from Servicer/Trustee	51,076	34,743
Accrued Interest Receivable	13,764	14,023
Loans Held for Investment (includes $2,313,036 and $1,397,610 pledged as collateral under repurchase agreements)	2,824,713	2,449,990
Investment in Commercial Mortgage-Backed Securities, Available-for-Sale (includes $48,029 and $51,305 pledged as collateral under repurchase agreements)	86,182	61,504
Other Assets, Net	1,506	704
Total Assets	$3,042,682	$2,665,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued Interest Payable	$3,733	$2,907
Accrued Expenses	8,091	6,555
Collateralized Loan Obligation (net of deferred financing costs of $0 and $2,541)	—	540,780
Repurchase and Senior Secured Agreements (net of deferred financing costs of $8,753 and $8,159)	1,531,345	1,013,370
Notes Payable (net of deferred financing costs of $2,917 and $2,883)	261,875	108,499
Payable to Affiliates	9,148	3,955
Deferred Revenue	557	482
Dividends Payable	20,135	18,346
Total Liabilities	1,834,884	1,694,894
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock ($0.001 par value; 100,000,000 and 125 shares authorized; 125 and 125 shares issued and outstanding, respectively)	—	—
Common Stock ($0.001 par value; 300,000,000 and 95,500,000 shares authorized; 59,791,742 and 47,251,165 shares issued and outstanding, respectively)	60	39
Class A Common Stock ($0.001 par value; 2,500,000 and 2,500,000 shares authorized; 1,213,026 and 1,194,863 shares issued and outstanding, respectively)	1	1
Additional Paid-in-Capital	1,216,725	979,467
Accumulated Deficit	(8,968)	(10,068)
Accumulated Other Comprehensive (Loss) Income	(20)	1,250
Total Stockholders' Equity	1,207,798	970,689
Total Liabilities and Stockholders' Equity	$3,042,682	$2,665,583

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

In thousands, except share and per share data

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
INTEREST INCOME
Interest Income	$46,734	$40,419	$146,411	$112,551
Interest Expense	(19,150)	(16,937)	(56,585)	(44,943)
Net Interest Income	27,584	23,482	89,826	67,608
OTHER REVENUE
Other Income, net	669	15	1,036	326
Total Other Revenue	669	15	1,036	326
OTHER EXPENSES
Professional Fees	1,256	1,133	2,448	2,359
General and Administrative	1,003	387	2,192	1,833
Servicing and Asset Management Fees	720	1,232	3,061	2,742
Management Fee	4,133	2,244	9,489	6,377
Collateral Management Fee	23	207	225	700
Incentive Management Fee	327	716	3,713	2,790
Total Other Expenses	7,462	5,919	21,128	16,801
Income Before Income Taxes	20,791	17,578	69,734	51,133
Income Taxes	—	(136)	(140)	(326)
Net Income	$20,791	$17,442	$69,594	$50,807
Preferred Stock Dividends	(4)	(3)	(12)	(11)
Net Income Attributable to Common Stockholders	$20,787	$17,439	$69,582	$50,796
Basic Earnings per Common Share	$0.35	$0.43	$1.34	$1.30
Diluted Earnings per Common Share	$0.35	$0.43	$1.34	$1.30
Weighted Average Number of Common Shares Outstanding
Basic:	58,685,979	40,946,029	51,969,733	39,096,974
Diluted:	58,685,979	40,946,029	51,969,733	39,096,974
Dividends Declared per Common Share	$0.33	$0.41	$1.02	$1.18
OTHER COMPREHENSIVE INCOME
Net Income	$20,791	$17,442	$69,594	$50,807
Unrealized (Loss) Gain on Commercial Mortgage-Backed Securities	(2,558)	1,542	(1,270)	2,579
Comprehensive Net Income	$18,233	$18,984	$68,324	$53,386

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands

(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$69,594	$50,807
Adjustment to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Amortization and Accretion of Premiums, Discounts and Loan Origination Fees, Net	(15,867)	(5,327)
Amortization of Deferred Financing Costs	9,160	6,843
Capitalized Accrued Interest	1,865	13,098
Gain on Sales of Loans Held for Investment and Commercial Mortgage-Backed Securities, net	(185)	—
Cash Flows Due to Changes in Operating Assets and Liabilities:
Accounts Receivable	503	2,699
Accrued Interest Receivable	(776)	(3,792)
Accrued Expenses	(2,454)	787
Accrued Interest Payable	826	1,062
Payable to Affiliates	5,193	1,650
Deferred Fee Income / Gain	75	—
Other Assets	(694)	—
Net Cash Provided by (Used in) Operating Activities	67,240	67,827
Cash Flows from Investing Activities:
Restricted Cash	350	(644)
Origination of Loans Held for Investment	(1,149,911)	(333,885)
Purchase of Loans Held for Investment	—	(339,118)
Advances on Loans Held for Investment	(226,187)	(234,397)
Principal Advances Held by Servicer/Trustee	496	3,021
Principal Repayments of Loans Held for Investment	975,258	362,314
Proceeds from Sales of Loans Held for Investment	65,054	—
Purchase of Commercial Mortgage-Backed Securities	(96,294)	(49,549)
Principal Repayments of Mortgage-Backed Securities	29,802	1,166
Purchases of Fixed Assets	(108)	—
Net Cash Provided by (Used in) Investing Activities	(401,540)	(591,092)

(Continued on next page)

Cash Flows from Financing Activities:
Payments on Collateralized Loan Obligation	(559,574)	(269,561)
Proceeds from Collateralized Loan Obligation	16,254	68,827
Payments on Secured Financing Agreements	(621,552)	(282,044)
Proceeds from Secured Financing Agreements	1,293,530	907,573
Payment of Deferred Financing Costs	(6,207)	(5,776)
Capital Calls Received in Advance	—	34,732
Proceeds from Issuance of Common Stock	243,654	98,168
Payment to Retire Common Stock	(6,000)	—
Proceeds from Issuance of Class A Common Stock	365	1,832
Payment of Initial Public Offering Transaction Costs	(4,341)	—
Dividends Paid on Common Stock	(58,743)	(54,680)
Dividends Paid on Class A Common Stock	(1,403)	(1,463)
Dividends Paid on Preferred Stock	(8)	(7)
Net Cash Provided by (Used in) Financing Activities	295,975	497,601
Net Change in Cash and Cash Equivalents	(38,325)	(25,664)
Cash and Cash Equivalents at Beginning of Period	103,126	104,936
Cash and Cash Equivalents at End of Period	$64,801	$79,272
Supplemental Disclosure of Cash Flow Information:
Interest Paid	$46,600	$36,391
Taxes Paid	141	326
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Principal Repayments of Loans Held for Investment by Servicer/Trustee, Net	$51,076	$131,118
Dividends Declared, not paid	20,135	16,978
Accrued Initial Public Offering Transaction Costs	2,391	—
Accrued Deferred Financing Costs	2,290	2,748
Unrealized Gain on Commercial Mortgage-Backed Securities, Available-for-Sale	1,270	2,579
Accrued Common Stock Retirement Costs	559	—

(End of Consolidated Statements of Cash Flows)

TPG RE Finance Trust, Inc.

Core Earnings

In thousands, except share and per share data

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017
Net Income Attributable to Common Stockholders(1)	$20,787	$25,320
Non-Cash Compensation Expense	—	—
Depreciation and Amortization Expense	—	—
Unrealized Gains (Losses)	—	—
Other Items	—	—
Core Earnings(2)	$20,787	$25,320
Weighted-Average Common Shares Outstanding, Basic and Diluted	58,685,979	48,664,664
Core Earnings per Common Share, Basic and Diluted	$0.35	$0.52

1.	Represents GAAP Net Income attributable to our common and Class A common stockholders.

2.

We use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Core Earnings is a non-GAAP measure, which we define as GAAP net income (loss) attributable to our stockholders, including realized gains and losses not otherwise included in GAAP net income (loss), and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) unrealized gains (losses), and (iv) certain non-cash items. Core Earnings may also be adjusted from time to time to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by our Manager, subject to approval by a majority of our independent directors. The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent we foreclose upon the property or properties underlying such debt investments.

We believe that Core Earnings provides meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with GAAP. This adjusted measure helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan portfolio and operations. Although pursuant to the Management Agreement we calculate the incentive and base management fees due to our Manager using Core Earnings before incentive fees expense, we report Core Earnings after incentive fee expense, because we believe this is a more meaningful presentation of the economic performance of our common and Class A common stock.

Core Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to GAAP net income, or an indication of our GAAP cash flows from operations, a measure of our liquidity, or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies.